2010 INCENTIVE PLAN

This 2010 Incentive Plan (this “Plan”) of ADVENTRX Pharmaceuticals, Inc. (“Adventrx” or the “Company”) is designed to offer incentive compensation to certain employees of the Company (as described under the “Eligibility” section below (“Participants”)), by rewarding the achievement of near-term corporate objectives.

Purpose of this Plan

This Plan is designed to:

•	provide an incentive program to achieve near-term corporate objectives and thereby enhance stockholder value;

•	reward key employees who significantly impact corporate results;

•	incorporate an incentive program in Adventrx’s overall compensation strategy to help attract and retain key employees; and

•	incentivize Participants to remain employed by Adventrx throughout the plan period and until the time incentive awards are paid.

Plan Period

The plan period under this Plan is the period beginning January 1, 2010 and ending December 31, 2010.

Plan Governance

This Plan will be governed by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee will be responsible for determining and approving all awards to all Participants.

Eligibility

This Plan applies to Brian M. Culley and Patrick L. Keran.

Form of Incentive Award Payments

Incentive award payments generally will be made in cash, though the Committee has sole and absolute discretion to determine the composition of individual incentive award payments.

Corporate Objectives

This Plan calls for incentive awards based on the achievement of near-term corporate objectives by the Company. At the time of adoption of this Plan, the Committee will adopt corresponding near-term corporate objectives for the plan period, which objectives will be specific and measurable and individually weighted with respect to all corporate objectives.

If an approved corporate objective becomes irrelevant or undesirable during the plan period or if a strategic change or other event affects (one or more) objectives then, for each such affected objective, the Committee, after considering the recommendations of the Participants, may (i) adjust the weighting of all existing objectives to reflect an appropriate relative weighting in light of then-prevailing conditions, (ii) substitute a new objective with an appropriate weighting (and, if appropriate, adjust the weighting of existing objectives, regardless of whether the weighting of the new objective is other than the weighting of the substituted objective), (iii) eliminate the affected objective and re-weight all other objectives or (iv) take no action.

Incentive Award Targets

Incentive awards generally will consist of cash-based compensation.

The target amount of incentive awards will be $150,000.

Award Multipliers

A corporate “award multiplier” will be determined in the first quarter of 2011 and applied to Participants’ target amounts to establish the actual payout amount of the incentive awards. A corporate award multiplier will be based on overall corporate performance against the corporate objectives in effect at the end of 2010 and will be the same for all Participants. Award multipliers may have the affect of increasing or decreasing a Participant’s actual payout amount versus his target amount.

The corporate award multiplier will be determined by the Committee.

In determining the achievement of objectives and award multipliers, the Committee will consider the achievement of objectives, the degree to which an objective is partially achieved, the quality of achievement, the difficulty in achieving the objective, conditions that affected the ability to achieve objectives and such other factors as the Committee determines are appropriate to consider.

Award multipliers range from 0 to 1.50.

Payment of Incentive Awards

Notwithstanding any other provision of this Plan, each Participant’s award, if any, will be paid in a single sum after December 31, 2010 and on or before March 14, 2011. Unless an exemption applies, this Plan and the awards paid pursuant to this Plan are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Termination

Subject to contractual obligations, (a) any award payment provided for under this Plan is completely discretionary and is not considered earned by a Participant until it is actually paid. Continued employment until payment of the incentive award is required and (b) if the employment of a Participant is terminated (whether voluntarily or involuntarily) during the plan period, or prior to payment of awards, whether or not an award payment is made will be at the absolute discretion of the Committee.

Absolute Right to Alter or Abolish this Plan; Disputes

Subject to contractual obligations, the Committee reserves the right in its absolute discretion to abolish this Plan at any time or to alter the terms and conditions under which incentive awards will be paid, with or without cause and with or without prior notice. Such discretion may be exercised any time before, during, and after the plan period has commenced or is completed.

Any dispute or controversy arising under this Plan will be settled by the Committee in its sole and absolute discretion.

Employment Duration/Employment Relationship

This Plan does not, and Adventrx’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by Adventrx or by the Participant, with or without cause.

Other Terms and Conditions of this Plan

The Company is not responsible for any tax liability incurred by Participants that receive an award under this Plan, but reserves the right to deduct from any award payment an amount equal to all or any part of the deductions or taxes required by law to be withheld by the Company.

This Plan is unfunded and no provision of this Plan shall require the Company, for the purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. Any right to receive an award payment under this Plan shall be no greater than the right of any unsecured creditor of the Company.

This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws provisions.

ADVENTRX Pharmaceuticals, Inc.
2010 Incentive Plan

I hereby acknowledge that I have received a copy of the Adventrx Pharmaceuticals, Inc. 2010 Incentive Plan.

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